Apollo Medical Holdings, Inc. Expands into Nevada and Texas with Acquisition of Valley Oaks Medical Group

ALHAMBRA, Calif., October 5, 2022 /PRNewswire/ -- Apollo Medical Holdings, Inc. (“ApolloMed,” and together with its subsidiaries and affiliated entities, the “Company”) (NASDAQ: AMEH), a leading physician-centric, technology-powered healthcare company focused on enabling providers in the successful delivery of value-based care, today announced that it and its affiliated professional entity have entered into a definitive agreement to acquire 100% of the fully diluted capitalization and assets relating to nine primary care clinics in Las Vegas, Houston, and Fort Worth operating as Valley Oaks Medical Group (“VOMG”).

VOMG provides high-quality, value-based primary care services to its local communities and serves over 20,000 patients, including approximately 6,000 Medicare members. Through this transaction, ApolloMed will deploy its value-based care management and operational platform to empower VOMG’s employed providers to deliver best-in-class clinical outcomes while improving the healthcare experience for its patients. The acquisition also marks ApolloMed’s entry into operating primary care clinics in both Nevada and Texas, and expands ApolloMed’s membership across VOMG’s nine centers. The Company anticipates closing this transaction by the end of the fourth quarter of 2022 and will fund the transaction with cash on hand.

Brandon Sim, Co-CEO of ApolloMed, stated, “We are very excited to welcome Valley Oaks Medical Group to the ApolloMed family, and we look forward to continuing to expand and improve value-based healthcare experiences for new and existing patients in Las Vegas, Houston, and Fort Worth. Our partnership will allow us to bring our unique care model to key new geographic markets, and we look forward to continuing to deliver equitable and high-quality healthcare to underserved populations with high rates of chronic illness in those communities.”

Guru Charan, CEO of Valley Oaks Medical Group, added, “We believe the diverse populations VOMG serves will greatly benefit from the industry-leading services that ApolloMed provides, made possible by its scale, care delivery infrastructure, and care management systems. As a leader in value-based care, ApolloMed is well equipped to help us continue our legacy of providing superior care for patients. We are energized by the months and years to come as we join the ApolloMed family.”

About Apollo Medical Holdings, Inc.
ApolloMed is a leading physician-centric, technology-powered, risk-bearing healthcare management company. Leveraging its proprietary end-to-end technology solutions, ApolloMed operates an integrated healthcare delivery platform that enables providers to successfully participate in value-based care arrangements, thus empowering them to deliver high quality care to patients in a cost-effective manner.

Headquartered in Alhambra, California, ApolloMed’s subsidiaries and affiliates include management services organizations (MSOs), affiliated independent practice associations (IPAs), and entities participating in the Centers for Medicare & Medicaid Services Innovation Center (CMMI) innovation models. For more information, please visit www.apollomed.net.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company's acquisition strategy, continued growth, operational focus and strategic growth plans. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company's management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company's reports to the Securities and Exchange Commission (“SEC”), including, without limitation the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and any subsequent quarterly reports on Form 10-Q.

FOR MORE INFORMATION, PLEASE CONTACT:
Investor Relations
(626) 943-6491
investors@apollomed.net

Carolyne Sohn, The Equity Group
(415) 568-2255
csohn@equityny.com